EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results
AMHERST, NY, May 31, 2017 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced financial results for its fiscal year 2017 fourth quarter, which ended March 31, 2017. Fiscal year 2017 fourth quarter and full year results include the January 31, 2017 acquisition of STAHL CraneSystems (“STAHL”).
Fourth Quarter and Fiscal Year Highlights

•	Sales for the quarter were $183.7 million, up 18.4%; excluding acquisitions, organic revenue was up 2.5%

•	Generated $60.5 million in cash from operations in the year; paid down $12.8 million in borrowings during the quarter

•	STAHL integration on track to deliver $5 million in synergies in fiscal 2018

•	Plan to reduce debt by $45 million to $50 million in fiscal 2018 to achieve net debt to EBITDA ratio of 3x by end of fiscal 2018

•	Net loss was $4.7 million, or a loss of $0.22 per diluted share; adjusted net income was $8.9 million, or $0.40 per diluted share
Mark D. Morelli, President and CEO of Columbus McKinnon, commented, “I joined the Company at the end of February and I am encouraged that we ended our fiscal year on a strong note.  We had volume growth and demonstrated our consistent ability to generate cash. We will utilize our future cash generation for debt reduction and growth initiatives. The recent acquisition of STAHL is strategically significant for us and the integration is progressing according to plan. STAHL is already proving to be an excellent addition, as it allows us to expand our business in Europe and add a leading global explosion-protected hoist product line.”
He continued, “In addition to the integration of STAHL, our priorities in fiscal 2018 are to strengthen our core business to drive profitable growth, further leverage Magnetek technology for better top-line growth, and reduce our debt.”

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 2 of 13
May 31, 2017

Fourth Quarter Review
Fourth Quarter Summary (compared with prior-year period, unless otherwise noted)

•	Sales excluding acquisitions increased $3.9 million, or 2.5%

•	Gross profit was $50.3 million, or 27.4% of sales; adjusted gross margin was 32.2%

•
Operating loss impacted by acquisition related inventory step-up expense of $8.9 million, acquisition deal costs of $5.7 million, and expenses related to the chief executive officer change of $3.1 million

•	Net loss was $4.7 million, or $0.22 loss per diluted share; adjusted net income was $8.9 million, or $0.40 per diluted share
Sales

($ in millions)	Q4 FY 17	Q4 FY 16	Change	% Change
Net sales	$183.7	$155.1	$28.6	18.4%

U.S. sales	$103.5	$100.2	$3.3	3.3%
% of total	56%	65%
Non-U.S. sales	$80.2	$54.9	$25.3	46.1%
% of total	44%	35%
STAHL's U.S. and non-U.S. sales were $1.5 million and $23.2 million, respectively. Volume improvement was realized in the U.S., Latin America, and the Asia Pacific region. Sales in Europe, excluding STAHL, were down slightly as a result of approximately $1.0 million in customer-related delays for a project in Africa.
Operating Results

($ in millions)	Q4 FY 17	Q4 FY 16	Change	% Change
Gross profit	$50.3	$48.4	$1.9	4.0%
Gross margin	27.4%	31.2%	(380) bps
Income (loss) from operations	$(3.2)	$11.8	$(15.0)
Operating margin	(1.7)%	7.6%	(930) bps
Net income (loss)	$(4.7)	$5.9	$(10.6)
Diluted EPS	$(0.22)	$0.29	$(0.51)
STAHL contributed $8.3 million to gross profit, which was offset by $8.9 million in acquisition related inventory step-up expense. Last year’s fourth quarter gross profit had approximately $1.5 million of adverse adjustments that did not recur in the current period. On an adjusted basis, gross margin was 32.2%, which is unchanged from the prior-year period. For more information on changes in gross profit, please see the attached tables. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.
Income from operations was a loss of $3.2 million. Adjusted income from operations was $16.9 million, which was up $2.7 million from the prior year. Excluding acquisition related inventory step-up expense, STAHL contributed $2.8 million to income from operations. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 3 of 13
May 31, 2017

The effective tax rate for the quarter was 43.8%, which resulted in an income tax benefit of $3.7 million that reduced the loss in the quarter. The high rate in the quarter was due to the reversal of a valuation allowance on deferred tax assets in certain foreign subsidiaries, which more than offset the negative impact of non-deductible deal costs related to the STAHL acquisition. The full year tax rate was 31.0%. Given the geographic change in the mix of sales and income, the Company expects the effective tax rate for fiscal 2018 to be in the 21% to 25% range, excluding any changes to current tax regulations.
Net loss was $4.7 million. Adjusted net income was $8.9 million, which excludes the STAHL inventory step-up expense, STAHL deal and integration costs, CEO retirement pay and search costs, costs for a legal action against our prior product liability insurance carriers, the impairment of an intangible asset, and the loss on the extinguishment of debt. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.
Fiscal 2017 Summary (compared with prior year, unless otherwise noted)

•	Sales increased 6.7%, or $40.0 million, to $637.1 million; $65.0 million in acquired revenue partially offset by $20.6 million decline in volume

•	Gross profit was up $5.7 million to $192.9 million, or 30.3% of sales; adjusted gross margin was 31.7% of sales

•
Net income was $9.0 million; adjusted net income was $27.6 million, or $1.32 per diluted share; excludes net negative effect of $18.6 million, or $0.89 per diluted share, of unusual items, including acquisition related costs

Generating Cash, Reducing Working Capital Requirements and Reducing Debt
Cash generated from operating activities in the fourth quarter was $11.9 million. Inventory turns improved to 4.1 times and working capital as a percentage of sales was down to 18.6% compared with 21.5% a year earlier. Please see the attached table on page 10 of this release for further details.
Total debt was $421.3 million at March 31, 2017. Net debt to net total capitalization at March 31, 2017 was 50.2%.
Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer noted, “During the quarter, we paid down $12.8 million of borrowings. We are on track to generate sufficient cash to further reduce debt by $45 million to $50 million during fiscal 2018, while sufficiently funding operations and our dividend. This will allow us to achieve our targeted three times net debt to EBITDA ratio by fiscal 2018 year end.”
Capital expenditures for the year ended March 31, 2017 were $14.4 million. Capital investments for the year were primarily related to productivity enhancements, maintenance and the ERP system implementation. The Company expects capital expenditures in fiscal 2018 to be in the range of $20 million to $24 million.
Fiscal Year 2018 Outlook
Mr. Morelli concluded, “We are encouraged by the recent uptick in demand and we expect to make progress on further leveraging Magnetek and strengthening our core business. In addition, the STAHL acquisition provides an exciting opportunity to leverage our presence globally, especially in EMEA and in the explosion protected and highly engineered hoist category. Our focus remains on driving revenue and earnings from this acquisition.”

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 4 of 13
May 31, 2017

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Mark D. Morelli, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at www.cmworks.com/investors. A question and answer session will follow the formal discussion.
The conference call can be accessed by dialing 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored at www.cmworks.com/investors. An audio recording will be available from 1:00 PM Eastern Time on the day of the call through Wednesday, June 7, 2017 by dialing 412-317-6671 and entering the passcode 13659715. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com
Financial tables follow.

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 5 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2017	March 31, 2016	Change
Net sales	$183,688	$155,088	18.4%
Cost of products sold	133,353	106,695	25.0%
Gross profit	50,335	48,393	4.0%
Gross profit margin	27.4%	31.2%
Selling expenses	21,485	19,566	9.8%
% of net sales	11.7%	12.6%
General and administrative expenses	28,064	15,270	83.8%
% of net sales	15.3%	9.8%
Impairment of intangible asset	1,125	—	NM
Amortization of intangibles	2,825	1,748	61.6%
Income from operations	(3,164)	11,809	NM
Operating margin	(1.7)%	7.6%
Interest and debt expense	3,568	2,691	32.6%
Cost of debt refinancing	1,303	—	NM
Investment (income) loss	(96)	(128)	(25.0)%
Foreign currency exchange (gain) loss	342	465	(26.5)%
Other (income) expense, net	145	(75)	NM
Income before income tax expense	(8,426)	8,856	NM
Income tax expense	(3,688)	2,967	NM
Net income (loss)	$(4,738)	$5,889	NM

Average basic shares outstanding	21,809	20,108	8.5%
Basic income (loss) per share	$(0.22)	$0.29	NM

Average diluted shares outstanding	21,809	20,254	7.7%
Diluted income (loss) per share	$(0.22)	$0.29	NM

Dividends declared per common share	$0.08	$0.08

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 6 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2017	March 31, 2016	Change
Net sales	$637,123	$597,103	6.7%
Cost of products sold	444,191	409,840	8.4%
Gross profit	192,932	187,263	3.0%
Gross profit margin	30.3%	31.4%
Selling expenses	77,319	72,858	6.1%
% of net sales	12.1%	12.2%
General and administrative expenses	80,410	68,811	16.9%
% of net sales	12.6%	11.5%
Impairment of intangible asset	1,125	—	NM
Amortization of intangibles	8,105	5,024	61.3%
Income from operations	25,973	40,570	(36.0)%
Operating margin	4.1%	6.8%
Interest and debt expense	10,966	7,904	38.7%
Cost of debt refinancing	1,303	—	NM
Investment (income) loss	(462)	(796)	(42.0)%
Foreign currency exchange (gain) loss	1,232	2,215	(44.4)%
Other (income) expense, net	(93)	(377)	(75.3)%
Income before income tax expense	13,027	31,624	(58.8)%
Income tax expense	4,043	12,045	(66.4)%
Net income	$8,984	$19,579	(54.1)%

Average basic shares outstanding	20,591	20,079	2.5%
Basic income per share	$0.44	$0.98	(55.1)%

Average diluted shares outstanding	20,888	20,315	2.8%
Diluted income per share	$0.43	$0.96	(55.2)%

Dividends declared per common share	$0.16	$0.16

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 7 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2017	March 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,591	$51,603
Trade accounts receivable	111,569	83,812
Inventories	130,643	118,049
Prepaid expenses and other	21,147	19,265
Total current assets	340,950	272,729

Property, plant, and equipment, net	113,028	104,790
Goodwill	319,299	170,716
Other intangibles, net	256,183	122,129
Marketable securities	7,686	18,186
Deferred taxes on income	61,857	73,158
Other assets	14,840	11,143
Total assets	$1,113,843	$772,851

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$40,994	$36,061
Accrued liabilities	97,397	53,210
Current portion of long-term debt	52,568	43,246
Total current liabilities	190,959	132,517

Senior debt, less current portion	41	844
Term loan and revolving credit facility	368,710	223,542
Other non-current liabilities	212,783	129,639
Total liabilities	772,493	486,542

Shareholders’ equity:
Common stock	226	201
Additional paid-in capital	258,853	206,682
Retained earnings	179,735	174,173
Accumulated other comprehensive loss	(97,464)	(94,747)
Total shareholders’ equity	341,350	286,309
Total liabilities and shareholders’ equity	$1,113,843	$772,851

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 8 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	March 31, 2017	March 31, 2016
Operating activities:
Net income	$8,984	$19,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,162	20,531
Deferred income taxes and related valuation allowance	489	7,336
Net gain on sale of real estate, investments, and other	14	34
Cost of debt refinancing	1,303	—
Impairment of assets	—	429
Stock based compensation	5,914	4,063
Amortization of deferred financing costs and discount on debt	1,015	600
Purchase accounting adjustment related to working capital amortization	8,852	—
Net loss on foreign exchange option	1,590	—
Impairment of intangible asset	1,125	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	(785)	12,409
Inventories	8,173	2,483
Prepaid expenses and other	6,121	(375)
Other assets	(3,044)	3,179
Trade accounts payable	1,002	(5,308)
Accrued liabilities	(2,380)	(5,799)
Non-current liabilities	(3,085)	(6,516)
Net cash provided by operating activities	60,450	52,645

Investing activities:
Proceeds from sales of marketable securities	12,336	5,869
Purchases of marketable securities	(1,571)	(4,311)
Capital expenditures	(14,368)	(22,320)
Purchases of businesses, net of cash acquired	(218,846)	(182,467)
Net loss on foreign exchange option	(1,590)	—
Net cash provided by (used for) investing activities	(224,039)	(203,229)

Financing activities:
Proceeds from the issuance of common stock	50,439	242
Net borrowings (repayments) under lines of credit	(155,000)	154,057
Repayment of debt	(125,730)	(13,187)
Proceeds from issuance of long-term debt	445,000	—
Fees related to debt and equity offerings	(19,409)	—
Restricted cash related to purchase of business	(588)	—
Payment of dividends	(3,326)	(3,212)
Other	(1,265)	(897)
Net cash provided by (used for) financing activities	190,121	137,003

Effect of exchange rate changes on cash	(544)	2,128

Net change in cash and cash equivalents	25,988	(11,453)
Cash and cash equivalents at beginning of year	51,603	63,056
Cash and cash equivalents at end of period	$77,591	$51,603

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 9 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Q4 and Full Year FY 2017 Sales Bridge

	Fourth Quarter		Full Year
($ in millions)	$ Change	% Change	$ Change	% Change
Fiscal 2016 Sales	$155.1		$597.1
STAHL Acquisition	24.7	15.9%	24.7	4.1%
Volume	4.9	3.2%	(20.6)	(3.3)%
Pricing	(0.1)	(0.1)%	0.7	0.1%
Foreign currency translation	(0.9)	(0.6)%	(5.1)	(0.9)%
Magnetek Acquisition	—	—%	40.3	6.7%
Total change	$28.6	18.4%	$40.0	6.7%
Fiscal 2017 Sales	$183.7		$637.1

COLUMBUS McKINNON CORPORATION
Q4 and Full Year FY 2017 Gross Profit Bridge

($ in millions)	Fourth Quarter	Full Year
Fiscal 2016 Gross Profit	$48.4	$187.3
STAHL Acquisition	8.3	8.3
Prior year Non-GAAP adjustments	1.5	3.9
Productivity, net of other cost changes	1.2	2.0
Sales volume and mix	0.7	(9.3)
Pricing, net of material cost inflation	(0.3)	(0.5)
Product liability	(0.3)	(2.5)
Foreign currency translation	(0.3)	(1.6)
STAHL inventory step-up expense	(8.9)	(8.9)
Magnetek Acquisition	—	14.2
Total change	$1.9	$5.6
Fiscal 2017 Gross Profit	$50.3	$192.9

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 10 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2017		December 31, 2016		March 31, 2016
($ in millions)
Backlog	$154.5		$97.9		$98.6
Backlog (excluding STAHL)	$107.7		$97.9		$98.6
Long-term backlog (expected to ship beyond 3 months)	$53.5		$41.3		$41.2
Long-term backlog as % of total backlog	34.6%		42.2%		41.8%

Trade accounts receivable (1)
Days sales outstanding	46.2	days	44.7	days	49.2	days

Inventory turns per year (1)
(based on cost of products sold)	4.1	turns	3.9	turns	3.6	turns
Days' inventory (1)	89.0	days	93.6	days	101.0	days

Trade accounts payable (1)
Days payables outstanding	28.3	days	23.8	days	30.8	days

Working capital as a % of sales (1) (2)	18.6%		19.9%		21.5%

Debt to total capitalization percentage	55.2%		44.5%		48.3%

Debt, net of cash, to net total capitalization	50.2%		38.4%		43.0%
(1) March 31, 2017 figures exclude the impact of the acquisition of STAHL.
(2) March 31, 2016 figure excludes the impact of the acquisition of Magnetek.

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 18	63	62	60	63	248

FY 17	64	63	60	64	251

FY 16	63	64	60	63	250

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 11 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Gross profit	$50,335	$48,393	$192,932	$187,263
Add back:
Acquisition inventory step-up expense	8,852	—	8,852	1,446
Product liability costs for legal settlement	—	1,100	—	1,100
Building held for sale impairment charge	—	429	—	429
Magnetek acquisition amortization of backlog	—	—	—	581
European facility consolidation costs	—	—	—	346
Non-GAAP adjusted gross profit	$59,187	$49,922	$201,784	$191,165

Sales	$183,688	$155,088	$637,123	$597,103
Adjusted gross margin	32.2%	32.2%	31.7%	32.0%
Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 12 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to
Non-GAAP Adjusted Income from Operations and Operating Margin
($ in thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Income (loss) from operations	$(3,164)	$11,809	$25,973	$40,570
Add back:
Acquisition inventory step-up expense	8,852	—	8,852	1,446
Acquisition deal, integration, and severance costs	5,675	—	8,815	8,046
CEO retirement pay and search costs	3,085	—	3,085	—
Insurance recovery legal costs	1,359	—	1,359	—
Impairment of intangible asset	1,125	—	1,125	—
Canadian pension lump sum settlements	—	—	247	—
Product liability costs for legal settlement	—	1,100	—	1,100
Building held for sale impairment charge	—	429	—	429
Facility consolidation costs	—	859	—	1,444
Magnetek acquisition amortization of backlog	—	—	—	581
Non-GAAP adjusted income from operations	$16,932	$14,197	$49,456	$53,616

Sales	$183,688	$155,088	$637,123	$597,103
Adjusted operating margin	9.2%	9.2%	7.8%	9.0%
Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's income from operations to the historical periods' income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports Fourth Quarter Fiscal Year 2017 Financial Results Page 13 of 13
May 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to
Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Net income (loss)	$(4,738)	$5,889	$8,984	$19,579
Add back:
Acquisition inventory step-up expense	8,852	—	8,852	1,446
Acquisition deal, integration, and severance costs	5,675	—	8,815	8,046
CEO retirement pay and search costs	3,085	—	3,085	—
Insurance recovery legal costs	1,359	—	1,359	—
Impairment of intangible asset	1,125	—	1,125	—
Loss on extinguishment of debt	1,303	—	1,303	—
(Gain) loss on foreign exchange option for acquisition	(236)	—	1,590	—
Canadian pension lump sum settlements	—	—	247	—
Product liability costs for legal settlement	—	1,100	—	1,100
Building held for sale impairment charge	—	429	—	429
Facility consolidation costs	—	859	—	1,444
Magnetek acquisition amortization of backlog	—	—	—	581
Normalize tax rate to 30% (1)	(7,509)	(406)	(7,778)	(1,356)
Non-GAAP adjusted net income	$8,916	$7,871	$27,582	$31,269

Average diluted shares outstanding	22,201	20,254	20,888	20,315

Diluted income (loss) per share - GAAP	$(0.22)	$0.29	$0.43	$0.96

Diluted income per share - Non-GAAP	$0.40	$0.39	$1.32	$1.54
(1) Applies a normalized tax rate of 30% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.